EXHIBIT 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Termination”) is made and entered into effective as of September 27, 2007 (the “Effective Date”), by and between Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), and Robert L. Johnson, an individual (“RLJ”). Except as otherwise provided in this Termination, capitalized terms herein shall have the meanings set forth in that certain Amended and Restated Limited Liability Company Operating Agreement of PNK (PA), LLC, a Pennsylvania limited liability company, made and entered into effective for certain purposes as of November 13, 2006 (the “A&R Operating Agreement”). This Termination is entered into with reference to the following facts:

A. On December 23, 2005, Pinnacle caused a Certificate of Organization of PNK (PA), LLC (the “Company”) to be filed with the Pennsylvania Department of State and, effective as of the same date, Pinnacle was admitted as the sole member of the Company;

B. The Company was formed; among other things, to seek selection as one of a limited number of parties to be issued a license to conduct a gaming business located in or around Philadelphia County, Pennsylvania;

C. In connection with the Company’s seeking such selection, RLJ desired to be admitted as an additional member of the Company, and Pinnacle and RLJ desired to adopt and approve the A&R Operating Agreement as the operating agreement of the Company, each to be effective on the date (if any) on which certain conditions precedent relating to such selection were satisfied or waived;

D. RLJ and Pinnacle also entered into that certain PNK (PA), LLC Philadelphia Project Side Letter (the “Side Letter”) dated November 15, 2006, to memorialize certain understandings related to the A&R Operating Agreement;

E. On December 20, 2006, Pennsylvania Gaming Authorities selected certain companies to be issued gaming licenses but did not select the Company; and

F. In light of the results of such selection process, RLJ and Pinnacle now desire to terminate the A&R Operating Agreement and the Side Letter as provided for in this Termination;

NOW, THEREFORE, the parties hereby agree and consent as follows.

1. Termination. The parties hereby terminate the A&R Operating Agreement and the Side Letter as of the Effective Date. The A&R Operating Agreement and the Side Letter are hereby declared to be of no further force or effect. Each party hereby releases, cancels, annuls, rescinds, discharges, disclaims, and waives any and all rights and benefits it may have under the A&R Operating Agreement and/or the Side Letter, and unconditionally releases each other party to the A&R Operating Agreement and the Side Letter from any and all obligations under such agreements.

2. Parties. This Termination shall bind and benefit the parties, their successors and assigns and the Company.

3. Entire Understanding. The parties acknowledge that this Termination contains the entire understanding of the parties and that it may not be modified without the express written consent of the parties hereto. The parties further acknowledge that this Termination supersedes and renders void all other agreements and understandings between or among them relating to the subject matter hereof.

4. Counterparts. This Termination may be executed in counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, Pinnacle and RLJ have executed this Termination as of the Effective Date.

Pinnacle Entertainment, Inc.		Robert L. Johnson

By:	/s/ John A. Godfrey	/s/ Robert L. Johnson
Name:	John A. Godfrey
Title:	Executive Vice President, Secretary and General Counsel

ACKNOWLEDGED:

PNK (PA), LLC

By:	/s/ John A. Godfrey
Name:	John A. Godfrey
Title:	Executive Vice President, Secretary and General Counsel,
Pinnacle Entertainment, Inc.